Exhibit 4.4

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

DEBENTURE PURCHASE AGREEMENT

This Debenture Purchase Agreement (this “Agreement”) is entered into as of this     th day of                 , 2005, among First Responder Systems and Technology Inc. (the “Company”), and the creditors listed on Exhibit A (each a “Creditor” and collectively, the “Creditors”).

1. Purchase and Sale of Debentures.

1.1 Authorization and Indenture. Pursuant to this Agreement, the Company has authorized the issuance of Debentures in the form attached hereto as Exhibit B (each individually, a “Debenture” and collectively, the “Debentures”), and (ii) the warrants more specifically described in Section 5.3 hereof (collectively, the “Warrants”). The Debentures are to be issued in accordance with the Indenture between First Responder Systems and Technology Inc. and Hancock Bank of Louisiana as trustee (“Indenture”). The terms of the Indenture are specifically incorporated and made effective as part of this Agreement. Hancock Bank of Louisiana as trustee will be referred to hereafter as “Trustee.”

1.2 Issuance and Sale of Securities. Subject to the terms and conditions hereof and the Indenture, the Company hereby agrees to issue and sell to each Creditor, and each Creditor hereby agrees to accept delivery from the Company of, a Debenture and the Warrants to be issued to such Creditor pursuant to Section 5.3 hereof.

1.3 Advance of Funds. At the Closing, the Company shall deliver to each Creditor the Initial Warrant and a Debenture against delivery to the Company by the Creditors, severally but not jointly, of advances by wire transfer of immediately available funds, or by check, in the aggregate amount outstanding at any one time under all of the Debentures not to exceed Eight Million Dollars ($8,000,000), subject to the conditions set forth herein and in the Debentures; provided, however, that in no event shall any Creditor be required to advance more than its commitment as set forth in Exhibit A.

1.4 Escrow and Disbursement of Funds. Upon sale of the Debentures, up to $600,000 maybe disbursed to Company in satisfaction of the bridge loans, including principal, interest, and late fees. The balance of the proceeds of the Debentures shall be escrowed in accordance with the Indenture. Disbursements will be made upon satisfaction of the following milestones. The Company and Commonwealth Advisors, Inc. must certify that these milestones have been met in accordance with the Indenture between the Company and Hancock Bank of Louisiana, except as set forth below. To the extent that the Company sells less than $8 million of the Debentures, then the Disbursement Amount set forth below, with the exception of Tranche 1, shall be reduced proportionally.

			Target**
Tranche	Quarter	Disbursement Amount	Cash Receipts by Quarter	Gross Revenue by Quarter
1*	At closing	$1,395,000
2	1Q - 2006	$1,497,482	$95,668	$202,000
3	2Q - 2006	$1,435,401	$201,999	$400,500
4	3Q - 2006	$1,378,679	$425,721	$964,445
5	4Q - 2006	$1,155,680	$833,670	$994,567
6	1Q - 2007	$1,137,758	$873,776	$1,203,950

*	Initial disbursement made upon funding of Debentures.

**	Targets shown are for the designated quarter and must be met for the following quarter’s disbursement.

1.5 Failure to meet Milestones. If the Company does not meet a milestone set forth in Section 1.4, then the Company and Commonwealth Advisors shall instruct the Escrow Agent to return all undisbursed funds plus any interest earned on the Escrow Account to the Debenture holders as set forth in Section 6.03 of the Indenture. However, a milestone for a particular quarter will be waived if either or both of the targets are missed by fifteen percent (15%) or less. In that instance, the difference between the target and the actual result will be added pro rata to the targets for the remaining quarters. A milestone will not be waived if the preceding milestone was already subject to a waiver.

1.6 Repayment Terms/Conversion. Outstanding principal and accrued interest on the Debentures shall be fully due and payable in compliance with the terms set forth in the Debentures and the Indenture.

2. Security.

The Debentures shall be unsecured.

3. Representations and Warranties of the Company.

The Company hereby represents and warrants the following as of the date hereof, as of the date of Closing, and as of the date of each subsequent borrowing:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify is reasonably likely to have a material adverse effect on its business or its properties.

3.2 Authorization. All action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the Indenture, the Debentures, the Warrants, and performance of all obligations of the Company hereunder and thereunder, has been or shall be taken prior to the Closing, and this Agreement, the Indenture, the Debentures, and the Warrants, when executed and delivered, shall constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms.

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3.3. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any third party or any federal, state or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated herein, other than consents related to interest rates which may be deemed to exceed the maximum interest rates established by the law.

3.4 No Conflicts. Neither the execution and delivery of this Agreement, the Indenture, the Debentures, or the Warrants by the Company nor the consummation by the Company of the transactions contemplated herein will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate in any material respect any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to the Company or its assets, or (iii) breach in any material respect any other material agreement, undertaking, contract, or security agreement to which the Company is subject.

3.5 No Defaults. No Event of Default, as defined in Section 7.1 of this Agreement, shall have occurred and be continuing prior to the Closing or any subsequent advance.

3.6 Voting. Other than the shares of common stock, there are no shares in the Company possessing voting rights.

3.7 Authorized Shares. Until the later of the date on which (a) all the Warrants have been exercised or have expired, or (b) the Maturity Date (as defined in the Debentures), the Company shall maintain sufficient numbers of shares of common stock to permit the full exercise of the Warrants.

4. Representations and Warranties of the Creditors.

Each Creditor represents and warrants to the Company as follows:

4.1 Authorization. This Agreement, when executed and delivered by it, will constitute a valid and legally binding obligation of it, enforceable in accordance with its terms.

5. Conditions of Creditors’ Obligations at Closing.

The obligations of the Creditors under Sections 1.2 and 1.3 of this Agreement are subject to the fulfillment on or before the Closing, and on or before each borrowing, of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 hereof shall be true on and as of the Closing and each borrowing.

5.2 Performance/No Event of Default. The Company shall have performed and complied with all agreements and conditions contained herein to be performed or complied with by it on or before the Closing and there shall exist no Event of Default.

5.3 Execution and Delivery of Debenture and Warrant. The Company shall have authorized, executed and delivered the appropriate number and denomination of (a) Debentures

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and (b) warrants to each Creditor to purchase, on a pro rata basis, shares of the Company’s common stock at an exercise price of $.01 per share (the “Initial Warrants”) in a form substantially similar to that set forth at Exhibit C.

5.4 Investor Rights Agreement. The Company shall have duly authorized, executed and delivered to the Creditor the Investor Rights Agreement.

5.5 Good Standing. The Company shall have delivered a Certificate of Good Standing from the State of Delaware, dated no more than thirty (30) days prior to the Closing.

5.6 Indenture. The Company shall have entered into the Indenture.

6. Conditions of the Company’s Obligations at Closing.

The obligations of the Company under Sections 1.2 and 1.3 of this Agreement are subject to the fulfillment on or before the Closing of the following condition:

6.1 Representations and Warranties. The representations and warranties of the Creditors contained in Section 4 hereof shall be true on and as of the Closing.

7. Default.

7.1 Events of Default. With respect to the Debentures, the Warrants, the Investor Rights Agreement, the Indenture and this Agreement, the following events are “Events of Default” thereunder and hereunder:

(a) Default shall be made by the Company in the payment of principal of or any interest on any Debenture after five (5) days’ written notice from the applicable Creditor following the date when the same is due and payable; or

(b) Default shall be made in the due performance or observance of any other material covenant, agreement or provision herein, or in any Debenture, any Warrant, the Indenture, or the Investor Rights Agreement, to be performed or observed by the Company, or a material breach shall exist in any representation or warranty herein contained, or in any Debenture, any Warrant, the Indenture, or the Investor Rights Agreement, as of the date when made, and such default or breach shall have continued for a period of thirty (30) days after written notice thereof to the Company from the applicable Creditor; or

(c) The Company shall be involved in financial difficulties as evidenced:

(i)	by the Company filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Code (as now or in the future amended, the “Bankruptcy Code”) or an admission seeking the relief therein provided;

(ii)	By the Company making a general assignment for the benefit of its creditors;

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(iii)	By the Company consenting to the appointment of a receiver or trustee for all or a substantial part of the property of the Company or approving as filed in good faith a petition filed against the Company under said Bankruptcy Code (in both cases without the consent of the Company);

(iv)	By the commencement of a proceeding or case, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case set forth in (i), (ii), or (iii) above continues undismissed or uncontroverted, or an order, judgment or decree approving or ordering any of the foregoing being entered and continuing unstayed and in effect, for a period of sixty (60) days; or

(v)	By the Company admitting in writing its inability to pay its debts as such debts become due; or

(d) Company shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by the Company or by any person seeking the termination, dissolution or liquidation of the Company.

7.2 Acceleration. If any one or more Events of Default described in Section 7.1 shall occur and be continuing, then the Trustee may in accordance with the Indenture declare the unpaid balance of the Debentures owing to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Company.

8. Miscellaneous.

8.1 Notices. All notices, requests, demands and other communications under this Agreement, the Indenture, the Debentures, the Warrants and the Investor Rights Agreement shall be in writing and shall be deemed to have been duly “given” on the date of delivery, if delivery is made personally or by telegram or telecopy to the party to whom notice is to be given, or upon receipt if mailed by first class mail, either registered or certified, postage prepaid and properly addressed as follows:

If to the Company:

First Responder Systems and Technology Inc.
8000 GSRI Avenue, Building 3000
Baton Rouge, LA 70820
(225) 578-0333

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If to the Creditors through the Indenture Trustee:

Hancock Bank of Louisiana
2600 CitiPlace Drive, Suite 200
Baton Rouge, Louisiana, 70808

Each party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

8.2 Remedies. No failure on the part of the Trustee or any Creditor to exercise, and no delay on the part of the Trustee or any Creditor in exercising, any right hereunder or under the Debentures, the Indenture, the Warrants or the Investor Rights Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right owned by it preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.3 Costs and Expenses. The Company shall pay all of the reasonable costs and expenses, including without limitation all reasonable attorneys’ fees and legal expenses, incurred by it in connection with the documentation of this Agreement, the Indenture, the Debentures, the Warrants, the Investor Rights Agreement and other documents to be delivered hereunder.

8.4 Binding Effect; Governing Law. This Agreement, the Indenture, the Debentures, the Warrants, and the Investor Rights Agreement shall be binding upon and inure to the benefit of the Company, the Trustee and the Creditors and their respective successors. This Agreement, the Debentures, the Indenture, the Warrants, and the Investor Rights Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Louisiana (without reference to any principles of conflicts of laws).

8.5 Jurisdiction. The Company and Creditors each hereby irrevocably submit to the non-exclusive jurisdiction of any court sitting in the Parish of East Baton Rouge over any action, suit or proceeding arising out of or relating to this Agreement, the Indenture, the Debentures, the Warrants, or the Investor Rights Agreement. The Company and the Creditors agree that final judgment in any such action, suit or proceeding brought in such a court shall be conclusive and binding upon the Company and the Creditors and may be enforced in any court of the jurisdiction to which the Company or the Creditors are subject by a suit upon such judgment; provided, however, that service of process is affected upon the Company or the Creditors in the manner permitted by law.

8.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.7 Term. This Agreement shall terminate upon repayment or conversion of all of the Debentures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

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Company:

First Responder Systems and Technology Inc.

By:
Name:	Joseph A. Roccaforte, Jr.
Title:	President and Chief Executive Officer

Investors: As set forth in Exhibit A.

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EXHIBIT A

SCHEDULE OF INVESTORS

Name	Principal Amount of Debentures
TOTAL	$

EXHIBIT B

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

3% DEBENTURE DUE DECEMBER 30, 2010

$8,000,000

CUSIP:

                             , 2005

First Responder Systems and Technology Inc., a Delaware corporation (“Issuer”), herein called the “Issuer”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co. or registered assigns, the principal sum of EIGHT MILLION AND NO/100 dollars ($8,000,000) on December 30, 2010 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on June 30 and December 30 of each year, commencing June 30, 2006, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 3%, from December 30 or June 30, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for.

Except as otherwise provided in the Indenture, the interest payable on the Note pursuant to the Indenture on any June 30 or December 30 will be paid to the person entitled thereto as it appears in the Note register at the close of business on the record date, which shall be the June 1 or December 1 (whether or not a Business Day) next preceding such June 30 or December 30, as provided in the Indenture; provided, however, that any such interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

Interest shall be payable at the office of the Issuer maintained by the Issuer for such purposes in the Parish of East Baton Rouge, Louisiana, which shall initially be an office or agency of the Trustee and may, as the Issuer shall specify to the paying agent in writing by each record date, be paid either (i) by check mailed to the address of the Person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such Person located in the United States; provided, however, that payments to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions subordinating the payment of principal of and premium, if any, and interest on the Notes to the prior payment in full of all Senior Indebtedness, as defined in the Indenture, and provisions giving the holder of this Note the right to convert this Note into common stock of the Issuer on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall be deemed to be a contract made under the laws of the State of Louisiana, and for all purposes shall be construed in accordance with and governed by the laws of the State of Louisiana, without regard to principles of conflicts of laws.

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This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

First Responder Systems and Technology Inc.

By:
Name:	Joseph A. Roccaforte, Jr.
Title:	President and Chief Executive Officer

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

HANCOCK BANK OF LOUISIANA, as Trustee

By:
Name:	Carliss Knesel
Title:	Vice President and Trust Officer

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EXHIBIT B

FORM OF REVERSE OF NOTE

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

3% DEBENTURE DUE DECEMBER 30, 2010

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 3% Debenture due December 30, 2010 (herein called the “Notes”), limited to the aggregate principal amount of $8,000,000 all issued or to be issued under and pursuant to an Indenture dated as of                  , 2005, between the Issuer and Hancock Bank of Louisiana, as trustee (herein called the “Trustee”), to which Indenture and all other indentures (if any) supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the holders of the Notes.

In case certain Events of Default (as defined in the Indenture) shall have occurred and be continuing, the principal of, premium, if any, and accrued interest on all Notes may be declared by either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Notes; provided, however, that no such supplemental indenture shall (a)(i) extend the final maturity of the Notes, (ii) reduce the principal amount hereof, (iii) reduce the rate or extend the time of payment of interest hereon, (iv) reduce any amount payable on redemption hereof, (v) make the principal hereof, or interest hereon payable in any coin or currency other than that provided herein or in accordance with the terms hereof, (vi) modify or amend any provisions relating to the conversion or exchange of the Notes, including the determination of the amount of securities or other property (or cash) into which the Notes shall be converted or exchanged, (vii) impair or affect the right of any Noteholder to institute suit for the payment hereof or any right of repayment at the option of the Noteholder, in each case without the consent of the Holder of each Note so affected, or (b) reduce the aforesaid percentage of Notes, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Note so affected. Subject to the provisions of the Indenture, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default or Event of Default under the Indenture and its consequences except a default in respect of a covenant or provisions of the Indenture which under Article 8 of the Indenture cannot be modified without the consent of the holders of each or all Notes then outstanding or affected thereby. Any such consent or waiver by the holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

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The Issuer is subject to certain terms and conditions set forth in the Investor Rights Agreement and Voting Rights Agreement dated                          , 2005. Each holder of this Note, by accepting the same, agrees to and shall be bound by such provisions and authorizes the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the rights so provided and appoints the Trustee his attorney-in-fact for such purpose.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company may redeem the Debentures at any time, in whole or in part, on at least 30 days’ notice but no more than 60 days’ notice, together with any accrued and unpaid interest to, but excluding the redemption date, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed under the following circumstances at any time after a date three years from the Original Issue Date. If the Company redeems less than all of the outstanding Debentures, the Company’s Board of Directors will select the Debentures to be redeemed in multiples of $1,000 by lot, pro rata or any other method the Board of Directors considers fair and appropriate, in its sole discretion. The Notes are not subject to redemption through the operation of any sinking fund.

The Issuer may not give notice of any redemption of the Notes if a default in the payment of interest or premium, if any, on the Notes has occurred and is continuing.

The Issuer, the Trustee, any authenticating agent, any paying agent, and any Note registrar may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Issuer or any Note registrar) for the purpose of receiving payment hereof, or on account hereof, and for all other purposes, and neither the Issuer nor the Trustee nor any other authenticating agent nor any paying agent nor other conversion agent nor any Note registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, satisfy and discharge liability for monies payable on this Note.

No recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any

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obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall be deemed to be a contract made under the laws of Louisiana, and for all purposes shall be construed in accordance with the laws of Louisiana, without regard to principles of conflicts of laws.

Terms used in this Note and defined in the Indenture are used herein as therein defined.

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EXHIBIT C

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

Warrant No. CW—	SHARES @ PRICE OF $0.01 PER SHARE)

CUSIP:

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

1. Issuance. This Warrant is issued to                     , by First Responder Systems and Technology Inc. (hereinafter with its successors called the “Company”).

2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto as Exhibit A duly executed, at the principal office of the Company, to purchase from the Company              fully paid and nonassessable shares of common stock (par value $0.0001) of the Company (the “Shares”) at a price per share (the “Purchase Price”) of $0.01 per share. The person or persons in whose name or names any certificate representing Shares of common stock is issued hereunder shall be deemed to have become the holder of record of the Shares represented thereby as at the close of business on the date this Warrant is exercised, whether or not the transfer books of the Company shall be closed.

3. Contingent Warrant Adjustment. The number of shares of common stock of the Company shown in Section 2 above will double. Accordingly, you will receive Warrants to purchase 620 shares of common stock of the Company for each $1,000 of Debentures purchased at a Purchase Price of $0.01 per share.

4. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by certified check or wire transfer, (ii) by the surrender or forgiveness by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

5. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Purchase Price.

6. Exercise; Expiration Date; Automatic Exercise. This Warrant may be exercised in whole or in part at any time commencing on the date hereof and ending at 5:00 p.m. Central Time on the fifth anniversary of the date of this warrant (the “Expiration Date”) and shall be void thereafter.

7. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of common stock of the Company, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such Shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

8. Share Splits and Dividends. If after the date hereof the Company shall subdivide the common stock, by share split or otherwise, or combine the common stock, or issue additional shares in payment of a share dividend on the common stock, the number of Shares of common stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or share dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or share dividend, or proportionately increased in the case of a combination.

9. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of common stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of common stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 9, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the common stock (other than as a result of a subdivision, combination or share dividend provided for in Section 8 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving entity and which does not result in any reclassification or change of the outstanding common stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

10. Certain Events. If any change in the outstanding common stock of the Company or any other event occurs as to which the provisions of Section 8 or Section 9 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Purchase Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

11. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

12. Issue Tax. The issuance of certificates for the Shares upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

13. Notices of Record Date, Etc. In the event of:

(a)	Any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of common stock of any class or any other securities or property, or to receive any other right;

(b)	Any reclassification of the shares of common stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets;

(c)	Any voluntary or involuntary dissolution, liquidation or winding- up of the Company; or

(d)	The filing of a registration statement under the Securities Act of 1933, as amended, in connection with an Initial Public Offering;

then and in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least fifteen (15) business days prior to the date specified in such notice on which any such action is to be taken.

14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The Shares of common stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the Shares upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s articles of organization, operating agreement, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice (other than, if any, post-issuance state securities laws filings) or registration with any person or entity.

15. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a member of the Company or any other matters or any rights whatsoever as a member of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase Shares, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Purchase Price or as a member of the Company, whether such liability is asserted by the Company or by its creditors.

16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.

17. Notices, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by United States mail, by overnight courier or by facsimile transmission at the address most recently provided by the Holder to the Company or by hand, and shall be deemed received upon the earlier to occur of (i) receipt, (ii) if sent by overnight courier, then on the day after which the same has been delivered to such courier for overnight delivery, or (iii) if sent by United States mail, seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail.

(b) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.

18. Transfer This Warrant and all rights hereunder are transferable in whole or in part by the Warrantholder and any successor transferee upon the prior written consent of the Company (which such consent shall not be unreasonably withheld), provided that Warrantholder may, without the consent of the Company, transfer this Warrant Agreement to any direct, or indirect, wholly-owned subsidiary of Warrantholder. The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit C (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. No transfer of this Warrant Agreement, any shares of Common Stock issuable upon exercise hereof shall be effective unless the Company shall first receive from such proposed transferee a written agreement, satisfactory to the Company, providing that such transferee is subject to all of the terms and conditions hereof.

19. No Impairment. The Company will not, by amendment of its articles of organization or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

20. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of Louisiana.

21. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors and legal representatives.

Dated , 2005	FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

By:
	Name:	Joseph A. Roccaforte, Jr.
	Title:	President and Chief Executive Officer

EXHIBIT A TO WARRANT CERTIFICATE

Date:             ,

First Responder Systems and Technology Inc.

8000 GSRI Avenue, Building 3000

Baton Rouge, LA 70820

(225) 578-0333

Ladies and Gentlemen:

The undersigned hereby elects:

To exercise the warrant issued to it by First Responder Systems and Technology Inc. (the “Company”) and dated             , 2005 (the “Warrant”) in full and to purchase all of the                      shares of the common stock of the Company (the “Shares”) purchasable thereunder at a purchase price of one cent ($.01) per Share or an aggregate purchase price of                      Dollars ($            ) (the “Purchase Price”). Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer or as otherwise permitted pursuant to Section 4 of the Warrant; or to surrender the right to purchase Shares pursuant to this Warrant and to receive in lieu thereof a sum in cash pursuant to the provisions of Section 5 of the Warrant.

The undersigned also makes the representations set forth on Exhibit B attached to the Warrant.

The certificate(s) for such Shares shall be issued in the name of the undersigned or as otherwise indicated below:

Very truly yours,

EXHIBIT B TO WARRANT CERTIFICATE

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC. ALONG WITH THE SUBSCRIPTION FORM BEFORE THE SHARES ISSUABLE UPON EXERCISE OF THE WARRANT CERTIFICATE DATED                     , 2005 WILL BE ISSUED.

                                                                         ,

First Responder Systems and Technology Inc.

8000 GSRI Avenue, Building 3000

Baton Rouge, LA 70820

Attention: President

The undersigned,                              (“Purchaser”), intends to acquire up to                      shares of the common stock (the “Shares”) of First Responder Systems and Technology Inc. (the “Company”) from the Company pursuant to the exercise of a certain Warrant to purchase Shares held by Purchaser. In connection with such purchase, Purchaser represents, warrants and agrees as follows:

1. Purchaser acknowledges that the Shares are subject to the Voting Rights Agreement, dated                     , 2005, and the Investor Rights Agreement, dated                     , 2005.

2. Purchaser also understands and agrees that there will be placed on the certificate(s) for the Shares, or any substitutions therefor, legends stating in substance:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING RIGHTS AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT (COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE VOTING RIGHTS AGREEMENT AND THE INVESTOR RIGHTS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

and any legend required pursuant to applicable state securities laws.

Very truly yours,

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